Exhibit 99.1

Quality Distribution, Inc. Announces First Quarter 2012 Results

— Company Reports First Quarter 2012 GAAP Net Income of $0.26 per Diluted Share —

— Q1 2012 Adjusted Earnings of $0.17 per Diluted Share Up 42% versus Q1 2011 —

— Agreement to Acquire North Dakota based Wylie Bice Trucking and RM Resources Announced Today —

TAMPA, FL – May 7, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates within North America, the largest chemical bulk tank truck network, a frac shale energy logistics business, and is the largest provider of intermodal tank container and depot services, today reported net income of $6.7 million, or $0.26 per diluted share, for the first quarter ended March 31, 2012, compared to net income of $2.7 million, or $0.12 per diluted share, in the first quarter ended March 31, 2011.

After applying a normalized tax rate of 39%, adjusted net income for the first quarter of 2012 was $4.3 million, or $0.17 per diluted share, compared to adjusted net income of $2.8 million, or $0.12 per diluted share, for the same quarter in 2011. Adjusted net income for the first quarter of 2011 was derived by excluding $1.8 million of charges associated with the Company’s repayment of its high-cost 2013 PIK Notes from the February 2011 common stock offering proceeds, and then applying a normalized tax rate of 39%. The Company presents adjusted net income to neutralize the effect of the Company’s net operating loss and other tax credit carryforwards on after-tax earnings, and to exclude certain items it does not consider to be part of regular operating activities. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

The improvement in adjusted net income for the first quarter of 2012 versus the prior-year period was driven by higher operating income resulting from increased energy logistics revenue and profitability, enhanced earnings from Boasso America Corporation’s intermodal business, and lower overall insurance costs. Additionally, interest expense declined 8.6% versus the prior-year period, due primarily to the retirement of high-cost 2013 PIK Notes.

“I am pleased with the Company’s growth in earnings this quarter, especially with the progress we have made entering the energy markets,” said Gary Enzor, Chief Executive Officer. “We are making tangible progress in improving our chemical logistics driver counts and continue to see solid performance from our intermodal and energy logistics businesses.”

Total revenue for the first quarter ended March 31, 2012 was $191.9 million, an increase of 7.9% versus the same quarter last year. Excluding fuel surcharges, revenue for the first quarter of 2012 increased 6.5% compared to the prior-year period. This quarter-over-quarter increase in revenue of $9.8 million (excluding fuel surcharges) was driven primarily by $10.9 million of revenues from the Company’s new energy logistics business and a $4.4 million increase in intermodal revenues, partially offset by $5.5 million of lower revenues in the chemical logistics business. These lower revenues were driven by the lingering adverse impact of the installation of the electronic on-board recorders on driver headcount. Although turnover is improving on a year-over-year basis and driver counts are rising slightly, the Company expects industry-wide tightness in driver capacity to impact the chemical logistics business in the second quarter of 2012.

Operating income for the first quarter of 2012 was $13.8 million, an increase of 13.5% versus the first quarter of 2011, primarily due to the benefit from profitable energy logistics business and reduced insurance costs. These benefits were partially offset by higher maintenance costs, as well as increased selling and administrative expenses primarily due to the incurrence of approximately $0.4 million of acquisition-related costs. Adjusted EBITDA for the first quarter of 2012 was $18.5 million, up 12.7% versus the comparable prior-year period, driven primarily from the new energy logistics business, improved intermodal results, and lower overall insurance costs. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “Our multifaceted growth strategy is delivering solid results. I am especially pleased with our acquisition activity since the beginning of the second quarter. Our Trojan Vacuum transaction adds to our Eagle Ford presence, and today we announced a significant agreement to acquire Wylie Bice Trucking and RM Resources, which expands our energy logistics reach into the fast growing, oil-rich Bakken shale.”

Significant Recent Transactions

Today, Quality announced that it entered into an agreement to acquire the operating assets of Wylie Bice Trucking, LLC and RM Resources, LLC (collectively “Bice”) for aggregate consideration of $79.3 million, plus potential additional consideration of $19.0 million to be paid in cash subject to Bice achieving future operating and financial performance criteria. The transaction is expected to close by the end of the second quarter, subject to customary closing conditions, and is expected to be accretive to earnings beginning in the third quarter of 2012. Please see the separate press release on the Bice acquisition announcement issued concurrently with this earnings release.

On April 2, 2012, Quality acquired Trojan Vacuum Services (“Trojan”), which provides transportation services to the unconventional oil and gas industry within the Eagle Ford shale region. The purchase price was $8.7 million, paid in cash, plus potential additional consideration of $1.0 million to be paid in cash, subject to Trojan meeting certain future operating and financial performance criteria.

On March 13, 2012, Quality sold 2.5 million shares of its common stock in a public offering at a gross price of $13.00 per share and received net cash proceeds, after fees and expenses, of approximately $30.7 million. Quality utilized the net proceeds from the common stock offering to reduce amounts outstanding under its asset-based lending facility (“ABL Facility”). In conjunction with Quality’s common stock offering, certain affiliates of Apollo Management, L.P. (“Apollo”) sold approximately 3.2 million of its shares, reducing Apollo’s ownership to approximately 17.4%.

Balance Sheet and Other

Availability under the Company’s ABL Facility was $116.2 million at March 31, 2012, an increase of $33.9 million versus December 31, 2011. The increase in borrowing availability was primarily due to the application of the net cash proceeds from the sale of common stock in March 2012. The Company expects to utilize a significant portion of this availability during the second quarter to meet normal debt service requirements, for the completed Trojan acquisition and the expected Bice acquisitions. The Company expects to have sufficient availability under its ABL Facility to support its on-going operations after meeting the foregoing cash requirements.

Operating cash flows for the quarter ended March 31, 2012 were $1.7 million, a decrease of $3.9 million, versus the same period last year, primarily due to increased receivables. Operating cash flows are typically lower in the early part of the year and higher in the second half of the year. Net capital expenditures for the quarter ended March 31, 2012 were $10.8 million, of which $6.8 million represented growth-related energy logistics equipment.

“We continue to execute on our strategy to acquire complementary businesses, especially in the energy-related market,” said Joe Troy, Chief Financial Officer. “We are deploying our capital and free cash flow in a disciplined and accretive way, and we are confident these investments will deliver solid returns for our shareholders.”

Quality will host a conference call for investors to discuss these results on Tuesday, May 8, 2012 at 10:00 a.m. Eastern Time. The toll free dial-in number is 800-768-6569; the toll number is 785-830-7992; the passcode is 4511220. A replay of the call will be available through June 8, 2012, by dialing 888-203-1112; passcode: 4511220. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and achieve anticipated benefits and synergies of acquisitions, the effects of the acquisitions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; our ability to execute plans to profitably operate in the energy logistics markets, our success in entering new markets; adverse weather conditions; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2012	2011
OPERATING REVENUES:
Transportation	$133,206	$124,681
Service revenue	27,985	26,738
Fuel surcharge	30,724	26,491

Total operating revenues	191,915	177,910

OPERATING EXPENSES:
Purchased transportation	131,877	124,722
Compensation	16,631	14,883
Fuel, supplies and maintenance	14,466	11,777
Depreciation and amortization	3,791	3,492
Selling and administrative	6,510	5,149
Insurance costs	3,219	4,685
Taxes and licenses	748	447
Communications and utilities	837	802
Gain on disposal of property and equipment	(2)	(240)

Total operating expenses	178,077	165,717

Operating income	13,838	12,193

Interest expense	7,189	7,811
Interest income	(179)	(139)
Write-off of debt issuance costs	—	1,786
Other income	(236)	(36)

Income before income taxes	7,064	2,771
Provision for income taxes	364	49

Net income	$6,700	$2,722

PER SHARE DATA:
Net income per common share
Basic	$0.27	$0.12

Diluted	$0.26	$0.12

Weighted average number of shares
Basic	24,546	22,192
Diluted	25,413	23,505

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$3,867	$4,053
Accounts receivable, net	103,427	90,567
Prepaid expenses	12,606	7,849
Deferred tax asset	4,074	4,048
Other	6,467	3,858

Total current assets	130,441	110,375
Property and equipment, net	134,623	125,892
Goodwill	31,410	31,344
Intangibles, net	18,018	18,471
Other assets	16,305	16,313

Total assets	$330,797	$302,395

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,248	$4,139
Current maturities of capital lease obligations	6,425	5,261
Accounts payable	10,548	7,571
Independent affiliates and independent owner-operators payable	12,423	9,795
Accrued expenses	30,454	25,327
Environmental liabilities	3,911	3,878
Accrued loss and damage claims	8,949	8,614

Total current liabilities	75,958	64,585

Long-term indebtedness, less current maturities	273,531	293,823
Capital lease obligations, less current maturities	2,861	3,840
Environmental liabilities	5,765	6,222
Accrued loss and damage claims	9,745	9,768
Other non-current liabilities	30,521	30,342

Total liabilities	398,381	408,580

SHAREHOLDERS’ DEFICIT
Common stock	426,799	393,859
Treasury stock	(1,944)	(1,878)
Accumulated deficit	(271,843)	(278,543)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(31,032)	(31,381)
Stock purchase warrants	25	1,347

Total shareholders’ deficit	(67,584)	(106,185)

Total liabilities and shareholders’ deficit	$330,797	$302,395

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 29 independent affiliates, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, proppant sand and crude oil for the unconventional oil and gas markets, primarily through 2 independent affiliates; and

•	Intermodal, which consists solely of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended March 31, 2012
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,647	$10,049	$17,510	$133,206
Service revenue	15,916	884	11,185	27,985
Fuel surcharge	26,314	1	4,409	30,724

Total operating revenues	$147,877	$10,934	$33,104	$191,915

Segment revenue % of total revenue	77.1%	5.7%	17.2%	100.0%
Segment operating income*	$11,432	$1,082	$5,113	$17,627
Depreciation and amortization	2,688	247	856	3,791
Other expense (income)	18	22	(42)	(2)

Operating income	$8,726	$813	$4,299	$13,838

	Three Months Ended March 31, 2011
	Chemical Logistics	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$110,612	—	$14,069	$124,681
Service revenue	16,508	—	10,230	26,738
Fuel surcharge	23,638	—	2,853	26,491

Total operating revenues	$150,758	—	$27,152	$177,910

Segment revenue % of total revenue	84.7%	—	15.3%	100.0%
Segment operating income*	$10,782	—	$4,663	$15,445
Depreciation and amortization	2,695	—	797	3,492
Other (income) expense	(247)	—	7	(240)

Operating income	$8,334	—	$3,859	$12,193

*	Segment operating income excludes Depreciation and amortization and Gain on disposal of property and equipment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months Ended March 31, 2012 and 2011

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include the write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended March 31,
	2012	2011

Net income	$6,700	$2,722

Net income per common share:
Basic	$0.27	$0.12

Diluted	$0.26	$0.12

Weighted average number of shares:
Basic	24,546	22,192
Diluted	25,413	23,505

Reconciliation:

Net income	$6,700	$2,722

Adjustments to net income:
Provision for income taxes	364	49
Write-off of debt issuance costs	—	1,786

Adjusted income before income taxes	7,064	4,557
Provision for income taxes at 39%	2,755	1,777

Adjusted net income	$4,309	$2,780

Adjusted net income per common share:
Basic	$0.18	$0.13

Diluted	$0.17	$0.12

Weighted average number of shares:
Basic	24,546	22,192
Diluted	25,413	23,505

	Three months ended March 31,
	2012	2011
EBITDA and Adjusted EBITDA:

Net income	$6,700	$2,722

Adjustments to net income:
Provision for income taxes	364	49
Depreciation and amortization	3,791	3,492
Interest expense, net	7,010	7,672

EBITDA	17,865	13,935

Write-off of debt issuance costs	—	1,786
Non-cash stock-based compensation	673	724

Adjusted EBITDA	$18,538	$16,445